NEWS RELEASE
CONTACT ERIC GRAAP
(540) 349-0212 or
eric.graap@fauquierbank.com

Fauquier Bankshares Announces Second Quarter 2015 Earnings

	Quarterly net income of $1.05 million, year-to-date net income of $1.79 million

	Transaction deposits grew $14.0 million, or 4.7%, from the second quarter of 2014

	Nonperforming loans decreased $1.3 million, contributing to a total decrease of $2.1 million of nonperforming assets from the second quarter of 2014

	Net loans increased $10.8 million or 2.5%, compared with the second quarter of 2014

WARRENTON, VA., August 4, 2015 -- Fauquier Bankshares, Inc. (NASDAQ: FBSS) parent company of The Fauquier Bank (TFB) reported net income of $1.05 million for the second quarter of 2015 compared with $1.24 million for the second quarter of 2014. Basic and diluted earnings per share for the second quarter of 2015 were $0.28 compared with earnings per share of $0.33 in the second quarter 2014. Net income for the first six months of 2015 was $1.79 million compared with $2.23 million for the same period of 2014. Basic and diluted earnings per share for the first six months of 2015 were $0.48 compared with $0.60 for the first six months of 2014.
Randy Ferrell, President and CEO stated, "We have seen numerous positive trends continue this quarter. We have seen net loans increase, transaction deposits continue to grow, and nonperforming assets continue to decline. We continue to work on increasing our profitability through additional loan and transaction deposit growth."
Return on average assets (ROAA) was 0.70% and return on average equity (ROAE) was 7.51% for the second quarter of 2015, compared with 0.83% and 9.35%, respectively, for the second quarter of 2014. For the six month period ended June 30, 2015, Fauquier Bankshares' return on average assets was 0.60% and return on average equity was 6.47%, compared with 0.75% and 8.57% respectively, for the six month period ended June 30, 2014.
Net interest margin was 3.62% in the second quarter of 2015 compared with 3.55% for the same period in 2014. Net interest income for the second quarter of 2015 increased $87,000 to $4.91 million when compared with $4.82 million for the same period in 2014. The average yield on earning assets decreased 2 basis points while cost of funds declined 12 basis points from the second quarter of 2014. Net interest margin was 3.61% in the first half of 2015 compared with 3.59% for the first half of 2014. Net interest income for the first six months of 2015 increased $43,000 to $9.72 million when compared with $9.68 million for the same period in 2014.
Total assets were $597.8 million on June 30, 2015 compared with $600.8 million on June 30, 2014. Net loans increased 2.5% to $447.3 million on June 30, 2015 compared with $436.6 million on June 30, 2014. Total deposits were $516.2 million on June 30, 2015 compared with $522.8 million on June 30, 2014. Transaction deposits (Demand and interest checking accounts) grew $14.0 million or 4.66% to $315.3 million compared with $301.3 million in the second quarter of 2014, now representing 61.1% of total deposits.
"Recognizing that checking and debit card accounts need to be secure as well as convenient, we are going to provide the Bank's customers with improved technology for debit and credit cards transactions," Ferrell said. "Chip-and-PIN technology creates a more secure payment experience which greatly reduces fraud for "card-present" transactions. We will begin production of Chip-and-PIN cards for our customers beginning the fourth quarter of this year."
Nonperforming assets decreased $2.1 million to $2.7 million, or 0.46% of total assets, on June 30, 2015, compared with $4.8 million, or 0.81% of total assets, on June 30, 2014. Included in nonperforming assets on June 30, 2015 were $876,000 of nonperforming loans and $1.87 million of other real estate owned. The decrease is attributable to a $1.3 million decrease in nonperforming loans and a $1.2 million decrease in nonperforming corporate bonds, partially offset by a $465,000 increase in other real estate owned.
"Nonperforming loans are the lowest they have been in years and are approximately 60% lower than they were at this time last year. While we had a slight increase in other real estate owned this quarter, it was more than offset by the substantial decrease in nonperforming loans and the elimination of nonperforming corporate bonds. ," Ferrell said.
Net loan charge-offs in the second quarter of 2015 were $802,000 compared with net loan recoveries of $122,000 in the second quarter of 2014. The ratio of net loan charge-offs to average loans outstanding for the second quarter of 2015 was 0.18% compared with net loan recoveries of 0.03% for 2014. Net loan charge-offs for the first six months of 2015 were $808,000 compared with net loan recoveries of $86,000 for the same period in 2014. The ratio of net loan charge-offs to average loans outstanding was 0.18% for the six month period ended June, 30 2015, compared with net loan recoveries of 0.02% for the same period in 2014.
Provision for loan losses was $100,000 for the second quarter and first six months of 2015 compared with no provision for loan losses for the same periods in 2014. Allowance for loan losses was $4.68 million or 1.04% of total loans on June 30, 2015 compared with $6.75 million or 1.52% on June 30, 2014. The allowance for loan losses coverage ratio was 5.35 times nonperforming loans on June 30, 2015 compared with 3.06 times for the same period in 2014.

Noninterest income remained the same at $1.70 million in the second quarter 2015 compared with in the same quarter in 2014. Noninterest income decreased $149,000 to $2.97 million during the first six months of 2015 compared with $3.12 million during the same period in 2014. Wealth management revenue increased $62,000 or 6.0% from the first six months of 2014. This favorable variance was offset by a decrease of $211,000 to service charges and other income totaling $1.87 million for the first six months of 2015 compared with $2.08 million for the first six months of 2014. The decrease in the first half of 2015 is primarily due to the recognition of passive losses within community development tax credit investments. These passive losses will be more than offset in future periods by federal tax credits related to low/moderate income housing and/or buildings of historical significance.

Noninterest expense for the second quarter 2015 increased $299,000 or 6.1%, to $5.15 million compared with $4.85 million for the second quarter 2014. The largest component of noninterest expense, salaries and benefits, increased by $105,000 for the quarter. The increase in salaries and benefits is partially attributable to an increase in staffing. Additionally, consulting and legal expenses increased due to management succession and other real estate owned activities. Noninterest expense for the first six months of 2015 increased $531,000 or 5.4% to $10.36 million compared with $9.83 million for the same period in 2014.
Shareholders' equity increased $2.6 million to $56.1 million on June 30, 2015 compared with $53.5 million on June 30, 2014. The book value per common share increased 4.5% to $14.98 on June 30, 2015 compared with $14.34 on June 30, 2014. Fauquier Bankshares' stock price closed at $15.38 per share on August 3, 2015.
On January 1, 2015, new minimum capital requirements became effective as part of the Basel III regulatory capital reforms. On June 30, 2015, the Bank's leverage ratio was 9.75% and the Bank's common equity tier 1 capital ratio was 12.01%. The Bank's tier 1 and total risk-based ratios were 12.01% and 12.98%, respectively, on June 30, 2015. The Bank exceeds all fully phased-in capital requirements of Basel III (effective January 1, 2015 with the fully phased-in requirements effective January 1, 2019) on June 30, 2015.
Fauquier Bankshares, through its operating subsidiary, The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, mobile banking with mobile deposit, commercial, retail, insurance, wealth management, and financial planning services through eleven banking offices throughout Fauquier and Prince William counties in Virginia. Additional information is available at www.fauquierbank.com or by calling (800) 638-3798.
This news release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company's management uses these "non-GAAP" measures in their analysis of the Corporation's performance.  The Company's management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period.  The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance.  The Company's management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company's underlying performance.  Where incorporated into our disclosures, these non-GAAP measures will be clearly identified as such. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
This news release may contain "forward-looking statements" as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements.  Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury, the FDIC and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except per share data)	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sep. 30, 2014	Jun. 30, 2014

EARNINGS STATEMENT DATA:
Interest income	$ 5,425	$ 5,373	$ 5,422	$ 5,526	$ 5,479
Interest expense	516	560	621	635	657
Net interest income	4,909	4,813	4,801	4,891	4,822
Provision for loan losses	100	-	-	-	-
Net interest income after provision for loan losses	4,809	4,813	4,801	4,891	4,822
Noninterest income	1,695	1,276	1,572	1,930	1,698
Noninterest expense	5,150	5,215	4,952	5,021	4,851
Income (loss) before income taxes	1,354	874	1,421	1,800	1,669
Income taxes	305	131	269	378	430
Net income (loss)	$ 1,049	$ 743	$ 1,152	$ 1,422	$ 1,239

PER SHARE DATA:
Net income per share, basic	$ 0.28	$ 0.20	$ 0.31	$ 0.38	$ 0.33
Net income per share, diluted	$ 0.28	$ 0.20	$ 0.30	$ 0.38	$ 0.33
Cash dividends	$ 0.12	$ 0.12	$ 0.17	$ 0.12	$ 0.12
Average basic shares outstanding	3,744,562	3,737,111	3,730,877	3,730,877	3,730,877
Average diluted shares outstanding	3,761,545	3,751,222	3,754,334	3,751,316	3,748,299
Book value at period end	$ 14.98	$ 14.87	$ 14.78	$ 14.62	$ 14.34
BALANCE SHEET DATA:
Total assets	$ 597,792	$ 597,384	$ 606,286	$ 588,200	$ 600,774
Loans, net	447,344	439,318	435,070	431,278	436,552
Investment securities	58,764	57,038	58,700	56,496	59,036
Deposits	516,248	516,157	525,215	507,819	522,750
Transaction accounts (Demand & interest checking accounts)	315,347	303,320	310,342	290,603	301,293
Shareholders' equity	56,079	55,688	55,157	54,560	53,504
PERFORMANCE RATIOS:
Net interest margin(1)	3.62%	3.59%	3.47%	3.58%	3.55%
Return on average assets	0.70%	0.50%	0.76%	0.95%	0.83%
Return on average equity	7.51%	5.42%	8.33%	10.43%	9.35%
Efficiency ratio(2)	76.74%	84.18%	76.42%	70.87%	73.09%
Yield on earning assets	4.00%	4.01%	3.91%	4.04%	4.02%
Cost of interest bearing liabilities	0.47%	0.51%	0.55%	0.57%	0.59%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)
Efficiency ratio is computed by dividing non-interest expense less gains or losses on sale of other real estate owned by the sum of fully taxable equivalent net interest income and noninterest income, net of securities gains or losses.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except for ratios)	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sep. 30, 2014	Jun. 30, 2014
ASSET QUALITY RATIOS:
Nonperforming loans	$ 876	$ 1,593	$ 1,227	$ 2,233	$ 2,210
Other real estate owned	1,871	1,406	1,406	1,406	1,406
Nonperforming corporate bonds, at fair value	-	-	-	-	1,222
Total nonperforming assets	2,747	2,999	2,633	3,639	4,838
Restructured loans still accruing	6,731	7,402	7,431	8,323	8,343
Student loans (U. S. Government 98% guaranteed) past due 90 or more days and still accruing	3,173	2,721	4,551	4,059	2,949
Other loans past due 90 or more days and still accruing	85	2	-	-	1
Total nonperforming and other risk assets	$ 12,736	$ 13,124	$ 14,615	$ 16,021	$ 16,131

Nonperforming loans to total loans, period end	0.19%	0.36%	0.28%	0.51%	0.50%
Nonperforming assets to period end total assets	0.46%	0.50%	0.43%	0.62%	0.81%
Allowance for loan losses	$ 4,684	$ 5,386	$ 5,391	$ 6,595	$ 6,753
Allowance for loan losses to period end loans	1.04%	1.21%	1.22%	1.51%	1.52%
Allowance for loan losses as percentage of nonperforming loans, period end	534.70%	338.1%	439.4%	295.3%	305.57%
Net loan charge-offs (recoveries) for the quarter	$ 802	$ 5	$ 1,204	$ 158	$ (122)
Net loan charge-offs (recoveries) to average loans	0.18%	0.00%	0.28%	0.04%	(0.03)%

CAPITAL RATIOS:
Tier 1 leverage ratio (Bank only)	9.75%*	9.65%*	9.48%	9.52%	9.29%
Common equity tier 1 capital ratio (Bank only)	12.01%*	12.15%*	NA	NA	NA
Tier 1 risk-based capital ratio ( Bank only)	12.01%*	12.15%*	12.84%	12.87%	12.62%
Total risk-based capital ratio (Bank only)	12.98%*	13.29%*	14.05%	14.13%	13.88%
Tangible equity to total assets (Consolidated Company)	9.38%	9.32%	9.10%	9.28%	8.91%

* Reflects Basel III capital requirements effective January 1, 2015. When fully phased-in on January 1, 2019, the rules will require the Bank to maintain a minimum tier 1 leverage ratio of 4.0%, a minimum common equity tier 1 capital ratio of 4.5% plus a "capital conservation buffer" of 2.5% for a total of 7.0%, a tier 1 risk-based capital ratio of 6.0% plus a "capital conservation buffer" of 2.5% for a total of 8.5%, and a total risk-based capital ratio of 8.0% plus a "capital conservation buffer" of 2.5% for a total of 10.5%.

 FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)	For the Six Month Period Ended,
	June 30, 2015	June 30, 2014
EARNINGS STATEMENT DATA:
Interest income	$ 10,798	$ 10,987
Interest expense	1,076	1,308
Net interest income	9,722	9,679
Provision for loan losses	100	-
Net interest income after
provision for loan losses	9,622	9,679
Noninterest income	2,971	3,120
Noninterest expense	10,365	9,834
Income before income taxes	2,228	2,965
Income taxes	436	733
Net income	$ 1,792	$ 2,232

PER SHARE DATA:
Net income per share, basic	$ 0.48	$ 0.60
Net income per share, diluted	$ 0.48	$ 0.60
Cash dividends	$ 0.24	$ 0.24
Average basic shares outstanding	3,740,857	3,725,713
Average diluted shares outstanding	3,756,404	3,741,627

PERFORMANCE RATIOS:
Net interest margin(1)	3.61%	3.59%
Return on average assets	0.60%	0.75%
Return on average equity	6.47%	8.57%
Efficiency ratio(2)	80.31%	76.46%

Net loan charge-offs (recoveries)	$ 807	$ (86)
Net loan charge-offs (recoveries) to average loans	0.18%	(0.02)%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)
Efficiency ratio is computed by dividing non-interest expense less gains or losses on sale of other real estate owned by the sum of fully taxable equivalent net interest income and noninterest income, net of securities gains or losses.